Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary – Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
ANNOUNCES INCREASE IN THE AGGREGATE OFFERING AMOUNT OF ITS EQUITY
DISTRIBUTION PROGRAM

Joplin, MO, October 22, 2009 – (NYSE:EDE) – The Empire District Electric Company (“Empire”) announced today that it has increased the aggregate offering amount from $60,000,000 to $120,000,000 of the shares of its common stock, par value $1.00 per share, in connection with its previously announced equity distribution program.

Funds raised from this program will continue to be used to repay short-term debt and for general corporate purposes, including to fund our current construction program.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Empire’s common stock.  Any offer will be made only by means of a prospectus, including a prospectus supplement or addendum, forming a part of Empire’s effective shelf registration statement. A copy of the addendum, prospectus supplement and prospectus relating to the offering through the equity distribution program may be obtained by contacting UBS Investment Bank, Attn: Prospectus Department, 299 Park Ave, New York, NY 10171 or by telephoning toll free (888) 827-7275.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of Empire also provides fiber optic services.
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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.